Exhibit 10.26

ANNEX 1 to the LOI of December 3, 2007

Employment Contract

Between

Helix AG, Seefeldstrasse 45, 8008 Zurich

Company/Employer

and

Jörg Wieland	as of January 1st, 2008

Erlengutstrasse 1	Hornweg 21

CH-8703 Erlenbach	CH-8700 Küsnacht

Employee

together the Parties

The Employee was employed by the Company with effect as of January 1st, 1998. This Employment contract is an up-date and shall supersede the verbal employment contract entered into on the above date of effectiveness.

1.	Employee Position and Function

Employee is charged with the duties of a manager of the Company reporting (i) in operations and R&D matters exclusively to the CEO of GigOptix LLC and (ii) in administrative matters to the Company’s Board of Directors. The employee shall be an officer (in German: “Direktor”) with signature power jointly by two with any other Company signatory.

The Employee shall refrain from any activity which might have a negative influence on the interests of Employer.

2.	Term and Termination

This Employment Contract is entered into with effect as of January 16, 2008 and for an unlimited period of time. Either party may terminate the Employment Contract at the end of each month upon the giving of three months’ written notice to the other party.

There is no probation period.

No severance payments are due in case of voluntary or involuntary termination of the Employment Contract by the Parties.

3.	Working Hours / Vacation

The working time shall be 42 hours per week. To the extent that the business of the Employer so requires, the Employee shall be bound to work additional hours over and above the required working time. For such overtime, no special compensation or remuneration shall be paid and the Employee confirms that through December 31, 2007 there are no claims of whatsoever nature for overtime.

The Employee is entitled to 25 days of paid vacation per year. The Employee hereby confirms that all vacation time accrued through December 31, 2007 has been and will be consummated through such date.

The Company will observe local holidays (Zurich public holidays).

4.	Remuneration

The Employee shall be entitled to a yearly salary of CHF, equivalent to $180,000 at the day of closing, payable in 12 monthly installments. Future salary increases will be made in compliance with the standards of GigOptix LLC.

The gross salary is reduced by the statutory Employee portion of the premiums for old age, social security and pension (AHV/IV, EO, ALV, and BVG) as set forth in the respective laws of Switzerland and the Canton of Zurich and the applicable Pension Fund regulations. The premiums for accident insurance (including off-work accidents; UVG) and the “Taggeldversicherung” (sickness insurance) are fully paid by the Employer without salary deduction. The insurances coverage may not be reduced without Employee’s consent.

The Employee shall be entitled to further benefits (e.g. bonus and share options) in compliance with the standard employment terms of GigOptix LLC. Attached are (i) the GigOptix Equity Incentive Plan, (ii) the GigOptix Memorandum to the Incentive Plan, and (iii) the Option Grant Notice. The Employee shall receive from GigOptix LLC prior to December 24, 2007 an Option Grant Notice providing for the grant of

100’000 Stock Options (GigOptix Units) at an exercise price of USD 0,1 (ten cents) per option with a vesting period of four years (one year “cliff” and  1/36 vesting month by month thereafter) all in accordance with the GigOptix LLC Equity Incentive Plan.

GigOptix LLC maintains the right to define individual retention bonuses at its own discretion.

5.	Allowance and Business Expenses

The Employee shall receive a monthly lump allowance of CHF 400.00. The Employee shall be reimbursed for all reasonable business expenses incurred when performing his duties for the Company.

6.	Confidentiality

The Employee acknowledges that the Company’s business and future success depends on the preservation of the trade secrets and other confidential information of the Company and its suppliers and customers (“Secrets”). Except as may be otherwise agreed by the Company, the Secrets include, without limiting the generality of the foregoing, existing and to be developed or acquired product ideas, technology, research, test procedures and results, computer software, computer lists, business information, product and marketing plans, personnel information, procedural and technical manuals and practices, servicing routines, specialized and engineering know how and any other ideas, concepts, methods, discoveries, inventions, procedures or information that are proprietary to the Company or its actual or prospective customers or suppliers or that the Company is required, by contract or otherwise, to keep confidential, whether wholly or partially developed by the Employee or provided to the Employee and whether embodied in a tangible medium or merely remembered.

The Employee shall protect and preserve as confidential during and also entirely and without exception after the term of his employment all of the Secrets at any time known to the Employee or in his possession or control (whether wholly or partially developed by the Employee or provided to the Employee, and whether embodied in a tangible medium or merely remembered), unless and until such Secrets are disclosed to the public and are thereby no longer confidential.

7.	Inventions and Innovations, Intellectual Property Rights

All inventions and technical and commercial innovations, records, files, documentation, equipment and the like and any and all intellectual property rights of any kind relating to the business of the Company, which the Employee shall invent, develop, conceive, produce, prepare during the term of his employment, regardless of whether the Employee thereby performed his contractual duties, shall be and remain the sole property of the Company or shall be assigned by the Employee to the Company, and, at the Company’s request and expense, the Employee shall apply to the proper issuing authorities for such intellectual property rights as the Company may designate and shall execute any and all documentation required for the issuance of such patents, trademarks and models or other intellectual property rights.

To that effect, any and all ideas of a technological kind which the Employee creates or in which creation he participates while performing his employment activities, belong to the Company, regardless of whether such ideas are

•	protected or not under the applicable law;

•	invented during or not during the performance of the Employee’s duties;

•	invented at the Employee’s work place or elsewhere.

At any time, the Company shall be entitled to modify or amend the Employee’s technological ideas.

With effect at the time of that creation, the Employee transfers to the Company any and all copyrights as well as all rights associated with work results, which the Employee - be it alone or in co-operation with others - produced while performing his employment activities. By virtue of the transfer of rights, the Company as derivative owner shall be fully entitled to exploit the copyrights, IP or neighboring rights protected materials.

8.	Non-competition and No Solicitation

In accordance with Articles 340 ff. CO the Employee shall not compete with the Employer’s business worldwide during the employment and for a period of 1 years after termination of the employment with the Employer. In particular, he shall not establish or participate directly or indirectly in a business of a similar kind to that of the Employer. A business of similar kind is the engineering of Integrated Circuit (IC) designs and Subsystem (SS) designs which can be used in optical link circuits.

In the event of any breach of this obligation not to compete, the Employee shall be obliged to pay to the Employer a contractual penalty in the amount of 50% of the salary paid in the preceding calendar year.

Payment of the contractual penalty does not relieve of complying with this competition clause. In addition, the Employer may claim the proven damage which exceeds the contractual penalty and have the competitive activity of the Employee prohibited.

9.	Amendments of the Employment Contract, Partial Invalidity

Except as otherwise referred to herein, this Employment Contract contains the entire agreement of the Parties with respect to the subject matter hereof, and no modification or waiver of any provision hereof will be binding upon the Parties unless in writing and signed by both Parties agreeing to such modification or waiver.

The invalidity or enforceability of any particular provision of this Employment Contract shall not affect the other provisions, and this Employment Contract shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

10.	Governing Law

This Employment Contract is governed exclusively by Swiss law. Place of jurisdiction is Zurich.

Zurich, , 2007

The Employer

Helix AG

/s/ Jörg Wieland
Jörg Wieland, CEO of Helix AG

The Employee

/s/ Jörg Wieland
Jörg Wieland

Approved

/s/ Avi Katz
Avi Katz, CEO of GigOptix LLC